Exhibit 12.1


                                 Premier Parks Inc.
          Computation of Ratio of Earnings to Combined Fixed Charges and
                              Preferred Stock Dividends
        For each of the Years in the 5-Year Period Ended December 31, 1998



                                                      Year Ended December 31,
                                                      -----------------------
                                                       1994    1995     1996
                                                       ----    ----     ----
       EARNINGS:

       Income (loss) before extraordinary loss          102   (1,045)   1,765
       Income tax expense (benefit)                      68     (762)   1,497
       Interest expense                               2,299    5,578   11,121
       Equity in loss (income) of partnerships           83       69       78
       Distributions received from equity investees       -        -        -

       Minority interest in earnings                      -        -        -
       1/3 of rental expense                            107      183      405
                                                      -----------------------
       Adjusted earnings (loss)                       2,659    4,023   14,866
                                                      =======================

       FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:

       Interest expense                               2,299    5,578   11,121
       Preferred stock dividends                          -      529      603
       Increase in preferred stock dividends for
          pretax earnings required to cover such
          dividends at estimated rate                     -      353      402
       1/3 of rental expense                            107      183      405
                                                      -----------------------
       Total fixed charges                            2,406    6,643   12,531
                                                      =======================

       Ratio of earnings to combined fixed charges      1.1      0.6      1.2
          and preferred stock dividends               -----------------------

       Deficiency                                              2,620



                                                       Year Ended December 31,
                                                       -----------------------
                                                            1997        1998
                                                            ----        ----
       EARNINGS:

       Income (loss) before extraordinary loss             14,099      35,628
       Income tax expense (benefit)                         9,615      40,716
       Interest expense                                    17,775     149,820
       Equity in loss (income) of partnerships                 59     (24,054)
       Distributions received from equity investees             -      19,931
       Minority interest in earnings                            -         960

       1/3 of rental expense                                  743       2,639
                                                       -----------------------
       Adjusted earnings (loss)                            42,291     225,640
                                                       =======================

       FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:

       Interest expense                                    17,775     149,820
       Preferred stock dividends                                -      17,466
       Increase in preferred stock dividends for
          pretax earnings required to cover such
          dividends at estimated rate                           -      10,705
       1/3 of rental expense                                  743       2,639
                                                       -----------------------
       Total fixed charges                                 18,518     180,630
                                                       =======================

       Ratio of earnings to combined fixed charges            2.3         1.2
          and preferred stock dividends                -----------------------

       Deficiency